Exhibit 99.1

NEWS BULLETIN	FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746

The Measure of Success	FOR IMMEDIATE RELEASE

FARO Reports First Quarter 2015 Financial Results

LAKE MARY, FL, April 28, 2015 – FARO Technologies, Inc. (NASDAQ: FARO) today announced its financial results for the first quarter ended March 28, 2015.

The Company’s first quarter 2015 sales of $69.9 million decreased 4.7% from $73.4 million in the first quarter of 2014. Excluding approximately $7.0 million of unfavorable foreign exchange impacts, the Company’s first quarter 2015 sales would have increased approximately 5% as compared to the first quarter of 2014. Net income decreased $4.3 million, or 86.7%, to $0.7 million, or $0.04 per share, in the first quarter of 2015 from $5.0 million, or $0.29 per share, in the first quarter of 2014.

First quarter 2015 new order bookings of $69.1 million decreased by $1.8 million, or 2.6%, from $70.9 million in the first quarter of 2014. Excluding approximately $7.0 million of unfavorable foreign exchange impacts, new order bookings would have increased approximately 7% as compared to the same quarter last year.

Gross margin of 56.6% increased 2.0 percentage points in the first quarter of 2015 as compared to the first quarter of 2014. This solid increase was primarily driven by a higher Arm average selling price and an increase in service margin from strong revenue growth as the Company’s installed base continues to grow in the market.

Operating margin decreased to 2.7% in the first quarter of 2015 from 9.5% in the first quarter of 2014 primarily driven by a decrease in gross profit on lower sales and higher fixed operating expenses in support of long term growth. The Company continued to demonstrate its commitment to new disruptive product development by increasing research and development spending by $0.9 million, or 17.1% from the first quarter of 2014, to $6.4 million in the first quarter of 2015.

“Our first quarter sales reflect the impacts of foreign currency and challenging macro-economic conditions for capital spending, but do not tell the complete story of the underlying FARO business to start 2015,” stated Jay Freeland, FARO’s President and CEO. “Excluding approximately $5.4 million of unfavorable foreign exchange impacts, our Europe/Africa reported sales of $22.2 million would have shown year-over-year growth of almost 16%. Our 3D documentation portfolio continued its strong growth with the FARO Focus3D laser scanner posting over 20% year-over-year unit sales growth and our new FARO Freestyle3D laser scanner launching with strong demand. In the first quarter, we continued our strategic focus to strengthen our position in the AEC and law enforcement verticals by acquiring highly regarded software innovators, ARAS 360 and kubit GmbH. In response to the top line growth headwinds, we are taking pro-active, deliberate action now to opportunistically take cost out of the business, without inhibiting our ability to continue to develop new, disruptive products to deliver long term growth for our shareholders.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “are,” “future,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;

•	the impact of fluctuations of foreign exchange rates; and

•	Other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia Pacific regional headquarters in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, Portugal, India, China, Malaysia, Vietnam, Thailand, South Korea, and Japan.

More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
(in thousands, except share and per share data)	March 28, 2015	March 29, 2014
SALES
Product	$55,044	$59,822
Service	14,895	13,552

Total sales	69,939	73,374

COST OF SALES
Product	22,177	25,153
Service	8,151	8,138

Total cost of sales (exclusive of depreciation and amortization, shown separately below)	30,328	33,291

GROSS PROFIT	39,611	40,083

OPERATING EXPENSES
Selling and marketing	19,105	17,433
General and administrative	9,801	8,413
Depreciation and amortization	2,493	1,847
Research and development	6,356	5,430

Total operating expenses	37,755	33,123

INCOME FROM OPERATIONS	1,856	6,960

OTHER (INCOME) EXPENSE
Interest income	(19)	(17)
Other expense, net	1,307	160

INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	568	6,817

INCOME TAX (BENEFIT) EXPENSE	(96)	1,841

NET INCOME	$664	$4,976

NET INCOME PER SHARE - BASIC	$0.04	$0.29

NET INCOME PER SHARE - DILUTED	$0.04	$0.29

Weighted average shares - Basic	17,335,464	17,205,892

Weighted average shares - Diluted	17,511,821	17,364,373

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	March 28, 2015 (unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$96,066	$109,289
Short-term investments	64,993	64,995
Accounts receivable, net	62,339	83,959
Inventories, net	66,652	59,334
Deferred income taxes, net	5,860	5,936
Prepaid expenses and other current assets	17,809	17,021

Total current assets	313,719	340,534

Property and equipment:
Machinery and equipment	46,067	45,254
Furniture and fixtures	5,984	6,156
Leasehold improvements	19,658	19,676

Property and equipment at cost	71,709	71,086
Less: accumulated depreciation and amortization	(41,608)	(41,741)

Property and equipment, net	30,101	29,345

Goodwill	25,761	19,205
Intangible assets, net	16,933	9,109
Service inventory	21,494	20,646
Deferred income taxes, net	6,453	6,624

Total assets	$414,461	$425,463

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,196	$15,437
Accrued liabilities	19,771	26,127
Current portion of unearned service revenues	23,040	23,572
Customer deposits	1,556	2,046

Total current liabilities	55,563	67,182
Unearned service revenues - less current portion	13,201	13,799
Deferred income tax liability	2,025	—
Other long-term liabilities	2,423	628

Total liabilities	73,212	81,609

Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,057,768 and 17,997,665 issued; 17,377,533 and 17,317,430 outstanding, respectively	18	18
Additional paid-in capital	203,599	200,090
Retained earnings	160,180	159,516
Accumulated other comprehensive income	(13,473)	(6,695)
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total shareholders’ equity	341,249	343,854

Total liabilities and shareholders’ equity	$414,461	$425,463

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
(in thousands)	March 28, 2015	March 29, 2014
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$664	$4,976
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,493	1,847
Compensation for stock options and restricted stock units	1,198	1,246
(Net recovery of) provision for bad debts	319	(120)
Write-down of inventories	1,028	1,661
Deferred income tax (benefit) expense	2,272	(410)
Income tax benefit from exercise of stock options	(292)	(58)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	18,405	1,869
Inventories	(14,221)	(4,202)
Prepaid expenses and other current assets	(1,562)	(539)
(Decrease) increase in:
Accounts payable and accrued liabilities	(9,550)	(6,103)
Income taxes payable	263	(1,619)
Customer deposits	(457)	(645)
Unearned service revenues	211	1,274

Net cash provided by (used in) operating activities	771	(823)

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,436)	(2,124)
Payments for intangible assets	(133)	(419)
Purchase of business acquired	(12,011)	—

Net cash used in investing activities	(14,580)	(2,543)

FINANCING ACTIVITIES:
Payments on capital leases	(2)	(50)
Income tax benefit from exercise of stock options	292	58
Proceeds from issuance of stock, net	2,019	1,619

Net cash provided by financing activities	2,309	1,627

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,723)	(175)

DECREASE IN CASH AND CASH EQUIVALENTS	(13,223)	(1,914)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	109,289	124,630

CASH AND CASH EQUIVALENTS, END OF PERIOD	$96,066	$122,716

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended
(in thousands)	March 28, 2015	March 29, 2014

Net income	$664	$4,976
Currency translation adjustments, net of tax	(6,778)	(81)

Comprehensive income (loss)	$(6,114)	$4,895